May 9, 2008                                                                                                                        News Release

Alpharma Files Form 10-Q for the Three Months Ended March 31, 2008

Gain on Sale of API Business Increased by $8.0 Million, to $209.5 Million

Bridgewater, NJ May 9, 2008 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced the filing of its Form 10-Q for the quarter ended March 31, 2008. First quarter 2008 results include a net gain of $209.5 million, or earnings per share ("EPS") of $4.85, related to the sale of the Active Pharmaceutical Ingredients business. The reported gain reflects an adjustment of $8.0 million from the amount previously reported on May 5, 2008. The gain is subject to further adjustments based on the closing net cash balance and working capital of the business, as defined in the divestiture agreement. Previously reported total stockholders' equity and results from continuing operations for the first quarter of 2008 are unchanged, and total first quarter 2008 EPS, including results from discontinued operations, was $3.96.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.

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About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

Contact:

Jack Howarth

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com